EXHIBIT 10.5
ESCROW AND SHARE PURCHASE AGREEMENT
THIS AGREEMENT is made the 24th day July, 2008,
B E T W E E N:
KAIROS PARTNERS, LLC, a limited liability company formed under the laws of the State of Georgia
(the “Shareholder”)
- and -
PURERAY ACQUISITION INC., a corporation incorporated under the laws of Canada
(the “Corporation”)
- and -
WILDEBOER DELLELCE LLP, a limited liability partnership with offices at Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario, M5H 2V1
(the “Escrow Agent”),
WHEREAS:
A. the Shareholder is the registered holder of 4,355,000 exchangeable shares of the Corporation, which exchangeable shares were issued by the Corporation to the Shareholder in exchange for 4,355,000 Class A shares of PureRay Corporation (“PureRay”) held by the Shareholder, pursuant to the terms of a share purchase agreement made July 24, 2008 between North American Natural Gas, Inc. (“PureRay U.S.”), the Corporation and all of the holders of Class A shares of PureRay;
B. such Class A shares of PureRay held by the Shareholder were subject to an escrow and share purchase agreement made June 27, 2008 (the “Original Escrow Agreement”) between the Shareholder, PureRay and the Escrow Agent, pursuant to which such Class A shares were held in escrow and subject to release to the Shareholder upon PureRay and its Affiliates achieving certain mutually acceptable milestones;
C. the Corporation and the Shareholder wish to provide that the 4,335,000 exchangeable shares be held in escrow and released to the Shareholder substantially upon the same terms and conditions as those set forth in the Original Escrow Agreement;

D. the Shareholder is a “Beneficiary” under the voting and exchange trust agreement made July 24, 2008 (the “Voting and Exchange Trust Agreement”) among PureRay U.S., PureRay Holdings ULC, the Corporation and Derek Blackburn, (the “Trustee”) pursuant to which the Shareholder is entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights (as defined in the Voting and Exchange Trust Agreement) for each exchangeable share owned of record by the Shareholder (the “Shareholder’s Beneficiary Votes”) and to attend all PureRay U.S. Meetings (as defined in the Voting and Exchange Trust Agreement) and personally exercise thereat, as the proxy of the Trustee, the Shareholder’s Beneficiary Votes;
E. the Corporation and the Shareholder wish to provide that until such time, and from time to time, as exchangeable shares of the Corporation are held in escrow pursuant hereto, the secretary of the Corporation shall be entitled to exercise, or withhold from exercising, the Shareholder’s Beneficiary Votes; and
F. the Escrow Agent is agreeable to undertaking and performing its duties in accordance with the terms and conditions of this Agreement;
     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:
1. Escrow Agent
1.1 The Shareholder and the Corporation hereby appoint the Escrow Agent, and the Escrow Agent agrees to act, as escrow agent in accordance with the terms and conditions of this Agreement.
1.2 The Shareholder acknowledges that the Escrow Agent has acted as legal counsel to the Corporation, that the Escrow Agent is and may continue to be legal counsel to the Corporation and that the performance of its duties and responsibilities set forth herein are not, and shall not be alleged to be, in conflict with or otherwise preclude it from acting or continuing its role as legal counsel to the Corporation, including, if requested, as legal counsel in any proceedings pertaining to the Shareholder, other than proceedings involving an action taken or omitted to be taken by the Escrow Agent.
1.3 The Escrow Agent is hereby authorized and directed to take delivery of the Escrowed Shares in Toronto, Ontario pursuant to the terms of this Agreement.
2. Escrow
2.1 The Shareholder hereby places and deposits in escrow with the Escrow Agent a total of 4,355,000 exchangeable shares of the Corporation (the “Escrowed Shares”) and hereby delivers to the Escrow Agent the certificates identified in Schedule A representing the Escrowed Shares. If at any time for any reason a replacement certificate or replacement certificates are issued representing any Escrowed Shares or if any Escrowed Shares are converted or exchanged into shares of another class or series of the Corporation or shares or other securities of another corporation, the Shareholder shall deliver such replacement certificate or certificates, or the certificates representing the shares in such other class, series or corporation, to the Escrow Agent.
2.2 While the Escrowed Shares are held in escrow, the Shareholder hereby irrevocably nominates, constitutes and appoints the secretary of the Corporation, or such other individual who performs functions for the Corporation similar to those normally performed by the secretary of the Corporation (with full power of substitution), as the true and lawful attorney for the Shareholder with authority to do all things and execute and deliver, on behalf of and in the name of the Shareholder: (i) such proxies to vote (A) the Escrowed Shares at any and all meetings of the shareholders of the Corporation, and (B) shares of any other corporation held beneficially or in trust as a result of Shareholder’s ownership of such Escrowed Shares; (ii) such resolutions in writing of the shareholders of the Corporation in accordance with section 142 of the Canada Business Corporations Act; and (iii) instruct or withhold from instructing the Trustee to cast and exercise the Shareholder’s Beneficiary Votes and attend all PureRay U.S. Meetings and personally exercise, or withhold for exercising, thereat, as proxy of the Trustee, the Shareholder’s Beneficiary Votes relating to the Escrowed Shares; and, in each case, the Shareholder shall have no claim or cause of action against any party hereto or against any third party as a result of the secretary of the Corporation or such other individual so acting as its attorney. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Shareholder and the Shareholder hereby ratifies and confirms all actions that the secretary of the Corporation or such other individual may lawfully do or cause to be done by virtue of such appointment and power.
2.3 While the Escrowed Shares are in escrow, the Shareholder shall not be entitled, at any time and from time to time, to collect and receive any dividends or other distributions in respect of the Escrowed Shares; and the Shareholder hereby forever waives, to the fullest extent permitted by law, its entitlement to such dividends and other distributions in respect of the Escrowed Shares.
2.4 The Escrowed Shares and the beneficial ownership of or any interest in, and the certificates representing, the Escrowed Shares shall not be transferred, gifted, sold, assigned, mortgaged, pledged, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise dealt with in any manner except as expressly provided in section 3 hereof.
2.5 The Shareholder hereby directs the Escrow Agent to retain the Escrowed Shares and the certificates representing the Escrowed Shares and not to do or cause anything to be done to release the Escrowed Shares from escrow or to allow any transfer, gift, assignment, mortgage, pledge, hypothecation or alienation thereof except as expressly provided in section 3 hereof.
2.6 All share certificates representing the Escrowed Shares shall be endorsed with the following legend:
The securities represented by this certificate are subject to an escrow and share purchase agreement and such securities may not be pledged, sold or otherwise transferred except in accordance with the provisions of such agreement.

3. Release of Escrowed Shares
3.1 For purposes of this section 3:
“Affiliate” has the meaning given to it in the Canada Business Corporations Act;
”Consolidated Group” means the Corporation and all of its Affiliates, whether direct or indirect and whether now owned or hereafter acquired or formed;
“EBITDA” means, for any financial period of the Consolidated Group, the consolidated Net Income for that period, increased (without duplication) by the sum of the following items (all as determined in accordance with GAAP):
(a)	the aggregate amount of interest and other financing charges expensed by the Consolidated Group, on account of such period with respect to debt including interest, discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of capital leases and net payments (if any) pursuant to hedge arrangements involving interest but excluding any such interest or other amounts payable in respect of operating lines of credit established in the normal course of such person’s business;

(b)	the aggregate of all income taxes for that period, whether current or deferred, other than any applicable goods and services tax or provincial sales tax;

(c)	depreciation, amortization and depletion for that period not involving any outlay of cash;

(d)	any aggregate net loss arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities);

(e)	net losses of Affiliates and any other losses in respect of investments which are accounted for on an equity basis;

(f)	amounts in respect of losses of non-controlling interests, if any; and

(g)	any other non-cash losses which were required to be accrued for a future period;
in each case, to the extent that such amounts were included in the calculation of Net Income; and decreased (without duplication) by the sum of the following items (all as determined in accordance with GAAP):
(h)	income tax credits or reductions in deferred taxes;

(i)	interest income;

(j)	gains from extraordinary, unusual or non-recurring items;

(k)	any aggregate net gain arising from the sale, exchange or other disposition of capital assets by such person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities);

(l)	net profits of Affiliates and any other profits in respect of investments which are accounted for on an equity basis;

(m)	amounts in respect of gains of non-controlling interests, if any; and

(n)	any other non-cash gains which have been added in determining Net Income;
in each case, to the extent that such amounts were included in the calculation of Net Income for such period;
“GAAP means generally accepted accounting principles in effect in the United States of America at the relevant time; and
“Net Income” means, for any period of the Consolidated Group, the net revenue, on a consolidated basis, for such period, less all expenses and other charges not otherwise deducted in computing such net revenue for such period, all as determined in accordance with GAAP.
3.2 The Corporation shall cause the Escrowed Shares to be released from escrow and delivered to the Shareholder as follows:
(a)	545,000 Escrowed Shares, within 120 days after the end of the financial year of the Corporation in which the sales of the Consolidated Group are at least US$8,000,000;

(b)	545,000 Escrowed Shares, within 120 days after the end of the financial year of the Corporation in which the minimum EBITDA of the Consolidated Group for such financial year, on a consolidated basis, is at least US$1,000,000;

(c)	545,000 Escrowed Shares, within 120 days after the end of the financial year of the Corporation in which the minimum EBITDA of the Consolidated Group for such financial year, on a consolidated basis, is at least US$2,500,000;

(d)	545,000 Escrowed Shares, within 120 days after the end of the financial year of the Corporation in which the minimum EBITDA of the Consolidated Group for such financial year, on a consolidated basis, is at least US$5,000,000; and

(e)	2,175,000 Escrowed Shares, within five days after the day on which the shares of Common Stock of PureRay U.S. are listed and posted for trading on NASDAQ.
     For greater certainty: (i) if the milestones set forth in clauses (a) and (b) above are achieved in the same financial year, the number of Escrowed Shares set forth in clauses (a) and (b) will be subject to release from escrow; (ii) if the milestones set forth in clauses (a) and (c) above are achieved in the same financial year, the number of Escrowed Shares set forth in clauses (a), (b) and (c) will be subject to release from escrow; (iii) if the milestones set forth in clauses (a) and (d) above are achieved in the same financial year, the number of Escrowed Shares set forth in clauses (a), (b), (c) and (d) will be subject to release from escrow; and (iv) if the milestones set forth in clauses (a), (d) and (e) above are achieved in the same year, the number of Escrowed Shares set forth in clauses (a), (b), (c), (d) and (e) will be subject to release from escrow.
3.3 Upon the occurrence of any of the events specified in section 3.2, the Corporation shall deliver to the Escrow Agent a written direction authorizing and directing the release from escrow of the relevant Escrowed Shares and the delivery thereof to the Shareholder.
3.4. If any of the Escrowed Shares remain in escrow pursuant to this Agreement on the earlier of: (i) the date on which any member of the Consolidated Group terminates the engagement of Jefrey M. Wallace as its Chief Executive Officer (which, for greater certainty, does not mean the date on which any period of reasonable notice that any member of the Consolidated Group may be required at law to provide would expire); (ii) the date on which Jefrey M. Wallace delivers to any member of the Consolidated Group his resignation; (iii) the date on which any member of the Consolidated Group acquires knowledge of the death of Jefrey M. Wallace; (iv) the date on which any member of the Consolidated Group determines that Jefrey M. Wallace is unable to fulfil his responsibilities and duties as Chief Executive Officer because of permanent disability, and (v) any time after the fifth anniversary of the date of this Agreement, the Corporation shall have the right but not the obligation (the “Purchase Option”) to require the Shareholder to sell to the Corporation, or to such other person as the Corporation may designate (a “Designee”), and the Shareholder shall sell to the Corporation or to the Designee, all of the Escrowed Shares then remaining in escrow at the price of Cdn$0.00001 per share.
3.5 The Corporation shall exercise the Purchase Option by giving to the Shareholder and the Escrow Agent irrevocable written notice of its exercise of the Purchase Option (the “Purchase Notice”) stating the effective date of completion of such purchase and the aggregate purchase price for the Escrowed Shares. The Corporation shall deliver the Purchase Notice to the Shareholder within 10 days after any of the events referred to in section 3.4.
3.6 Upon exercise of the Purchase Option, the Shareholder shall be deemed to have sold to the Corporation or its Designee all of the remaining Escrowed Shares on the date specified in the Purchase Notice. The secretary of the Corporation, or such other individual who performs functions for the Corporation similar to those normally performed by the secretary of the Corporation, shall be deemed to be irrevocably appointed as the true and lawful attorney for the Shareholder with authority to do all things and execute and deliver, on behalf of and in the name of the Shareholder such transfers, consents, share certificates and other documents as may be necessary or desirable to complete the sale of the Escrowed Shares contemplated in this section 3.6 and the Shareholder shall have no claim or cause of action against any party hereto or against any third party as a result of the secretary of the Corporation or such other individual so acting as its attorney. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Shareholder and the Shareholder hereby ratifies and confirms all actions that the secretary of the Corporation or such other individual may lawfully do or cause to be done by virtue of such appointment and power.
3.7 Upon receipt of the Purchase Notice, the Shareholder shall cease to have any rights as a shareholder of the Corporation in respect of the remaining Escrowed Shares other than the right to be paid the purchase price for such shares.
3.8 Despite any other provision in this Agreement, the Escrow Agent shall be authorized to release the Escrowed Shares:
(a)	upon receipt from the Corporation of written notice that the Corporation has purchased the Escrowed Shares pursuant to its exercise of the Purchase Option, provided such written notice is accompanied by a copy of the executed stock transfer power of attorney delivered by or on behalf of the Shareholder;

(b)	upon receipt of a notarial copy of an order of a court of competent jurisdiction directing the Escrow Agent to deal with the Escrowed Shares, or any part thereof, in such manner as the court deems fit, which order has not been appealed and which order shall be deemed to be full and sufficient authority to deal with the Escrowed Shares in the manner and on the terms set forth therein; or

(c)	if the Escrow Agent is terminated or resigns as contemplated in sections 5.1(d) and (e), the Escrow Agent shall forthwith transfer the Escrowed Shares to the succeeding escrow agent.
3.9 Immediately upon the release from escrow of Escrowed Shares, the Escrow Agent shall deliver to the person(s) entitled thereto all share certificates representing the released Escrowed Shares.
4. Reimbursement of Expenses
4.1 The Escrow Agent will be entitled to reimbursement from the Corporation for all reasonable out-of-pocket expenses incurred by it in connection with the performance of its duties under this Agreement. The Escrow Agent shall provide the Corporation with an itemized statement for amounts claimed pursuant to this Agreement.
5. The Escrow Agent
5.1 The parties acknowledge and agree that:

(a)	the duties and obligations of the Escrow Agent shall be determined solely by the provisions of this Agreement and, accordingly, the Escrow Agent shall not be responsible except for the performance of such duties and obligations as the Escrow Agent has undertaken in this Agreement;

(b)	the Escrow Agent shall not be responsible for any error in judgement or for any act done or step taken or omitted to be taken by the Escrow Agent in good faith or for any mistake, in fact or law, or for anything which the Escrow Agent may do or refrain from doing in connection with this Agreement except arising out of the Escrow Agent’s own negligence or wilful misconduct;

(c)	if there is any question as to any of the provisions of this Agreement or the Escrow Agent’s duties under this Agreement, the Escrow Agent shall have the right to consult with and obtain advice from legal counsel appointed by the Escrow Agent, who may but need not be legal counsel for any of the parties to this Agreement, and the Escrow Agent shall incur no responsibility and shall be fully protected in acting in good faith in accordance with any opinion or instruction of such counsel; the Corporation shall pay the reasonable fees, expenses and disbursements of any such counsel so retained by the Escrow Agent;

(d)	the Escrow Agent may resign its trust and be discharged from all duties and obligations under this Agreement by giving not less than 10 days’ advance notice to the Corporation and the Shareholder;

(e)	if the Escrow Agent resigns as escrow agent or is removed in accordance with this Agreement, the Corporation shall have the right and obligation to appoint a succeeding escrow agent who, in each case, upon accepting such appointment shall assume all of the obligations and responsibilities and shall be entitled to enjoy the benefits and rights of the Escrow Agent under this Agreement (and, if a successor escrow agent is appointed as provided in this Agreement, the Escrow Agent is to deliver to such successor all certificates representing the Escrowed Shares then in its possession upon payment by the Corporation of the Escrow Agent’s outstanding fees and expenses, if any);

(f)	the Escrow Agent shall not be required to make any determination or decision with respect to the validity of any claim made by any party or of any denial thereof but shall be entitled to rely conclusively on the terms of this Agreement and the documents tendered to it in accordance with the terms of this Agreement;

(g)	if there is any disagreement between the parties to this Agreement resulting in adverse claims or demands with respect to the Escrowed Shares, the Escrow Agent shall be entitled, at its option, to refuse to comply with any claims or demands on it with respect to the Escrowed Shares as long as such disagreement shall continue, and in so refusing, the Escrow Agent may elect to make no delivery of the Escrowed Shares; in so doing, the Escrow Agent shall not be or become liable in any way to the Corporation or the Shareholder for the Escrow Agent’s failure or refusal to comply with such claims or demands;

(h)	if there is any disagreement or apparent disagreement between the parties to this Agreement resulting in adverse claims or demands with respect to the Escrowed Shares or if any of the parties to this Agreement, including the Escrow Agent, is in or appears to be in disagreement about the interpretation of this Agreement or about the rights and obligations of the Escrow Agent or the propriety of an action contemplated by the Escrow Agent under this Agreement, the Escrow Agent may, at its option, or shall by direction of the Corporation or the Shareholder, deposit the Escrowed Shares or any part thereof then in the Escrow Agent’s possession with a court of competent jurisdiction in Toronto, Ontario and seek instruction or direction from a court of competent jurisdiction, which direction may include a request for an interpleader order and the Corporation and the Shareholder (as the case may be) shall indemnify the Escrow Agent in any such action, interpleader or any other action or proceeding for all costs, expenses and fees in its capacity as escrow agent in connection with any deposit or any action brought in connection with this Agreement;

(i)	the Escrow Agent shall be entitled to represent itself in connection with any legal actions taken in connection with this Agreement; and

(j)	upon the Escrow Agent’s delivery of the Escrowed Shares, the Escrow Agent shall be automatically and immediately released from all obligations under this Agreement to any other party to this Agreement and to any other person with respect to the Escrowed Shares, other than obligations existing as of the date of such delivery of the Escrowed Shares.
6. Miscellaneous
6.1 This Agreement may be terminated at any time by and upon written agreement signed by the Corporation and the Shareholder and upon delivery to the Escrow Agent of a joint written direction signed by the Corporation and the Shareholder directing the Escrow Agent as to the release of the Escrowed Shares. Unless so terminated, this Agreement shall terminate upon release by the Escrow Agent of the Escrowed Shares to the Shareholder or the Corporation (or its Designee), as the case may be, in accordance with section 3.
6.2 Each party shall promptly do, execute, deliver or cause to be done, executed and delivered all such further acts, documents and things in connection with this Agreement as the other parties may reasonably require for the purposes of giving effect to this Agreement.
6.3 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject-matter hereof and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter hereof (whether oral or written, implied or express, statutory or otherwise) except as specifically set forth in this Agreement.
6.4 No amendment of this Agreement shall be effective unless made in writing and signed by the parties hereto.
6.5 Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
6.6 No waiver by any party of any default, breach or non-compliance by any other party under this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance by such other party under this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature). To be effective, any such waiver must be in writing and signed by the party to be bound thereby. No waiver shall be inferred from or implied by any failure to act or delay in acting by any party in respect of any such default, breach or non-observance or by anything done or omitted to be done by any party with respect thereto.
6.7 This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their respective heirs, estate trustees, legal personal representatives, successors and assigns. The Corporation shall have the right to assign this Agreement and its rights and obligations hereunder to any related person.
6.8 The Corporation and the Shareholder shall indemnify and hold the Escrow Agent, its partners, associates, employees and agents harmless against any loss, liability or expense incurred by the Escrow Agent as a consequence of its acting as escrow agent pursuant to the terms of this Agreement save and except for the negligence, bad faith or wilful misconduct of the Escrow Agent, its partners, associates, employees or agents in connection with the administration of its duties under this Agreement, such indemnification to include the costs and expenses of the Escrow Agent’s defence against any claim or liability in connection therewith. Despite section 6.1, the provisions of this section shall survive any termination of this Agreement.
6.9 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflicts of law.
6.10 The parties hereby (i) irrevocably and unconditionally attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any legal action or proceeding relating to this Agreement; (ii) irrevocably waive and agree not to assert, in any such legal action or proceeding, any objection they may now or hereafter have to the laying of venue of any legal action or proceeding in such courts including, without limitation, any objection that such courts are an inconvenient forum; and (iii) agree not to assert that any judgment or order duly obtained against them in any action or proceeding brought in any such court should not be enforced in any other court which has jurisdiction, by registration of said judgment or order, or by any other means available for enforcement of judgments or orders.
6.11 This Agreement may be executed by the parties by facsimile and in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[INTENTIONALLY BLANK — SIGNATURES FOLLOW]

     IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

KAIROS PARTNERS, LLC

Per :	/s/ Jefrey M. Wallace

(Authorized Signatory)

PURERAY ACQUISITION INC.

Per :	/s/ Francis Donald O’Dea

(Authorized Signatory)

WILDEBOER DELLELCE LLP

Per :	/s/ Rory Cattanach

Partner: Rory Cattanach

Schedule A
Escrowed Shares

Certificate No.	No. and Class of Escrowed Shares
E-11	545,000 exchangeable shares

E-12	545,000 exchangeable shares

E-13	545,000 exchangeable shares

E-14	545,000 exchangeable shares

E-15	2,175,000 exchangeable shares